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FOR FURTHER INFORMATION CONTACT:
    STEVEN L. OPSAL, PRESIDENT         FOR IMMEDIATE RELEASE
    GFS BANCORP, INC.                     JUNE 24, 1997
    P.O. BOX 30
    GRINNELL, IOWA  50112
    PHONE:  (515) 236-3121



                        GFS BANCORP, INC.
              DECLARES INCREASE IN CASH DIVIDEND


GRINNELL, IOWA (NASDAQ: "GFSB") ... GFS Bancorp, Inc., the parent company for Grinnell Federal Savings Bank, is pleased to announce that the Corporation will pay a cash dividend of $.065 per share for the fourth quarter of 1997. The dividend will be payable on July 25, 1997 to shareholders of record on July 11, 1997. This reflects a 30% increase over the $.05 per share cash dividend paid previously.

GFS Bancorp serves primarily Poweshiek County, and, to a lesser extent, portions of Marshall, Iowa, Mahaska, Tama and Jasper Counties. At March 31, 1997, GFS Bancorp exceeded all applicable regulatory capital requirements on a fully phased-in basis.

As of March 31, 1997, the Company had total assets of $88.2 million and stockholders' equity of $10.2 million. The Company's stock is traded on the Nasdaq SmallCap Market under the symbol
"GFSB".